Exhibit 10.61

AXION POWER INTERNATIONAL, INC.

AMENDED PROMISSORY NOTE

Original Principal Amount: $801,049.00	Issuance Date: June 30, 2014,
with effective date of June 18, 2014

FOR VALUE RECEIVED, Axion Power International, Inc., a Delaware corporation (the “Maker”), hereby promises to pay to the order of Robert Averill or his registered assigns (the “Holder”), as designated herein or at such other place as the legal holder shall designate in writing, the amount set out above as the Original Principal Amount when due, together with interest at the applicable Interest Rate on the principal balance from the date hereof. This Amended Promissory Note amends and supersedes a Subordinated Convertible Note issued May 8, 2013 by Axion Power International, Inc. payable to Robert Averill.

Principal and interest are payable as follows:

1. Interest on this Note shall commence accruing on the issuance date and shall be calculated at a rate of nine percent (9%) which will be compounded monthly. The interest rate will increase by one percent (1%) every month (up to the maximum rate allowed by New Jersey law) beginning on September 16, 2014 and continuing until all principal and accrued and unpaid interest thereon have been paid in full.

2. The Original Principal Amount and accrued interest will be paid in full by Maker at the earlier of the date that new funding is received by Maker in the cumulative amount of at least $10,000,000 or December 31, 2014 (“Maturity Date”). On the Maturity Date, Makes also agrees to pay Holder all of his accumulated legal fees directly associated with the negotiation and closing of this Note up to a maximum amount of $25,000.

This Amended Promissory Note is secured by a Security Agreement of this same date executed by Maker, ad Debtor, and Holder, as Secured Party.

If a default occurs under the terms of this Amended Promissory Note, the Maker agrees to pay all costs, including reasonable attorneys’ fees, incurred in the collection of any unpaid amounts under the Note. Maker waives presentment for payment, demand, notice, protect, notice of protect, diligence, and non-payment of this Amended Promissory Note, and all defense on the ground of any extension of time for payment that may be given by the holder to them.

AXION POWER INTERNATIONAL, INC.
A Delaware Corporation

By:/s/	Thomas G. Granville
Thomas G. Granville
C.E.O.